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The Lincoln National Life Insurance Company
(the “Company”)
A Stock Company
Home Office Location:  [Fort Wayne, Indiana]
Administrator Mailing Address:  The Lincoln National Life Insurance Company
[100 North Greene Street
P.O. Box 21008
Greensboro, NC 27420-1008]
State of Issue Department of Insurance: [Alabama]
Consumer Services Phone Number: [(334) 269-3550]
The Lincoln National Life Insurance Company agrees to: (a) pay the Death Benefit Proceeds to the Beneficiary after receipt of Due Proof of Death that the Insured’s death occurred while this Policy is In Force; and (b) to provide the other rights and benefits according to the terms of this Policy.
Read this Policy Carefully
This is a legal contract between you and us.  The application for coverage is accepted and this Policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this Policy.  In consideration of the application and the payment of premiums as provided, this Policy is executed by us as of the Policy Date at the Administrator Mailing Address shown above.  Pay particular attention to the Policy Specifications as they are specific to you and may contain important terms and conditions.
Right to Examine this Policy
You may return this Policy for any reason to the insurance agent through whom it was purchased, to any other insurance agent of the Company or to us at the Administrator Mailing Address listed above within [10] days after its receipt ([30] days after its receipt if this Policy is issued in replacement of other insurance, or any longer period as may be required by the applicable law in the state where this Policy is delivered or issued for delivery).  During this period (the “Right to Examine Period”), any premium payment received will be allocated according to your account allocation instructions. If returned, this Policy will be considered void from the Policy Date and we will refund, as of the date the returned Policy is received by us, the Accumulation Value less Debt plus any charges and fees taken under the Policy’s terms.
ANY BENEFITS, INCLUDING DEATH BENEFITS, AND VALUES PROVIDED BY THIS POLICY MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
The Death Benefit Proceeds on the Policy Date will be at least equal to the Initial Life Insurance Amount of this Policy if there are no outstanding loans or withdrawals. Thereafter, the Death Benefit Proceeds may vary under the conditions described in the “Insurance Coverage and Death Benefit Provisions” of this Policy.
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[President] [Secretary]
Insured:	[INSURED NAME]
Policy Number:	[SPECIMEN]

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY
Death Benefit Proceeds are payable upon the death of the Insured while this Policy is In Force.  Investment results are reflected in Policy benefits.  The Cash Value is payable upon surrender of this Policy.  Flexible premiums are payable to the earlier of the Insured’s Attained Age 121 or the Insured’s death. The Death Benefit Option may be changed and may result in change(s) to the Life Insurance Amount. This Policy includes an Overloan Protection Feature.  Planned Premium Amount and additional Riders and/or benefits are shown in the Policy Specifications.  This Policy is non-participating; it is not eligible for dividends.
For information or assistance regarding this Policy please write to us at email address [LifeGoalsSupport@lfg.com] or call us at [800-487-1485].

Table of Contents
Provision Page*
Summary of Policy Features. 2a
Individual Flexible Premium Variable Adjustable Life Insurance; Coverage Duration; Accumulation Value; Persistency Bonus; Separate Account Performance; No-Lapse Provision; Monitoring Your Policy’s Performance
Policy Specifications3
Summarizes benefits that you purchased including charges and expenses.
Riders and Benefits Charges3a
Table of Expense Charges and Fees3b
Cost of Insurance; Mortality and Expense Risk (“M&E”) Charge Rate; Transfer Fee
Table of Monthly Administrative Fees3c
Table of Guaranteed Maximum Cost of Insurance Rates3d
Corridor Percentages Table3e
Death Benefit Qualification Test
No-Lapse Provision; Overloan Protection3f
Definitions5
The Contract7
Entire Contract; Changes to Contract Terms; Non-Participating; Misstatement of Age or Sex; Incontestability
Ownership7
Rights of Owner; Transfer of Ownership; Assignment; Some Important Things You Should Do
Beneficiary8
Beneficiary; Change of Beneficiary
Insurance Coverage and Death Benefit Provisions8
Date of Coverage; Termination of Coverage; Death Benefit Proceeds; Death Benefit Options; Notice of Claim; Income Tax on Death Benefits; Suicide; Method of Payment; Interest on Death Benefit; Continuation of Coverage After Insured’s Attained Age 121
Changes in Insurance Coverage10
Change in Death Benefit Option; Rider and/or Benefit Additions; Policy Split Prohibition
Premium and Allocation Provisions10
Payment of Premiums; Planned Premiums; Additional Premiums; No-Lapse Provision; Premium Refund at Death; Account Allocation Instructions; Optional Sub-Account Allocation Program
Grace Period, Continuation of Insurance and Reinstatement Provisions12
Grace Period; Continuation of Insurance; Reinstatement
Policy Values Provisions13
Accumulation Value; Separate Account Value; Variable Accumulation Unit Value; Loan Account Value; Interest Credited Under Loan Account; M&E Charge; Fees Associated with the Underlying Funds; Persistency Bonus; Persistency Bonus Rate; Monthly Deduction; Cost of Insurance; Cost of Insurance Rates; Basis of Values; Changes to Non-Guaranteed Elements (NGEs)
Separate Account Provisions15
Separate Account; Sub-Accounts; Investments of the Sub-Accounts; Investment Risk; Underlying Fund Withdrawal and Substituted Securities
Transfer Privilege Provisions15
Transfer Privilege; Transfer Fees; Transfers From a Sub-Account; Change of Terms and Conditions
Surrender Provisions16
Surrender; Withdrawal; Effect of Withdrawals on Accumulation Value and Life Insurance Amount

Loan Provisions17
Loans; Loan Account; Interest Rate Charged on Loan Account; Loan Repayment; Debt
Overloan Protection Provisions18
Overloan Protection Feature; Overloan Death Benefit; Conditions; Impact of Overloan Protection Feature Activation on Policy
General Provisions18
Annual Report; Compliance with the Internal Revenue Code; Conformity with Interstate Insurance Product Regulation Commission Standards; Deferment of Payments; Modified Endowment; Payment of Proceeds
Effect of Riders on Policy Provisions19
Settlement Options20
*Page 4 is intentionally blank.
Amendments, Endorsements, or Riders, if any, and a copy of the application follow Page 22.

Summary of Policy Features
This summary is an overview of the important features and operations of your Policy.  It is meant to give you a basic understanding of your Policy.  Specific details regarding these features are only provided in the Policy provisions and cannot fully be described in a summary.  This summary is not a substitute for reading the entire Policy carefully.
Individual Flexible Premium Variable Adjustable Life Insurance   This title is our generic name for variable universal life insurance. “Flexible premium” means that you may pay premiums by any method agreeable to us, and in any amount in accordance with this Policy, at any time prior to the Insured’s Attained Age 121.  It is important to pay sufficient premium in order to keep your Policy In Force.  “Adjustable life insurance” means that you, with our agreement, can change the Death Benefit Option to meet your changing needs.
At the time of application, you specified a Target Age that best suited your insurance needs. The Target Age you elected reflects the Insured’s Attained Age to which you intend to pay premiums and when you intend to change to Death Benefit Option 1. You have no obligation to pay premiums to the Target Age or change to Death Benefit Option 1 at the Target Age. Unless You elect a change to the Death Benefit Option the Life Insurance Amount will not change. If you change to Death Benefit Option 1, the Life Insurance Amount may increase or decrease. Please refer to the “Change in Death Benefit Option” provision. Note that the length of time your Policy remains In Force will vary by the items described in this Summary’s “Coverage Duration” section below.
The Policy allows you to allocate premium payments to a Separate Account.  We will direct any premium payment into the Separate Account according to the account allocation instructions you provide.
The investment performance of Separate Account assets is kept separate from the Company's General Account and will fluctuate due to the performance of the Sub-Accounts you invest in.  Please see the “Separate Account Provisions” and Policy Specifications for more details.
Coverage Duration   The duration of coverage will vary based upon changes in the amount, timing and frequency of your premium payments, changes to the coverage under your Policy and any Riders attached to your Policy, and the other items described in the following sections.
The length of time your Policy remains In Force will vary in accordance with changes in the following items, which may include, but are not limited to:
•	Frequency, timing, and amount of any premium payment(s).
•	Policy changes such as loans, withdrawals, Death Benefit Option change and any resulting increase or decrease of the Life Insurance Amount, and the addition or removal of Riders.
•	If the “No-Lapse Provision” is In Force and the No-Lapse Test is met.
•	Separate Account performance.
•	Monthly Deductions.
•	If the Overloan Protection Feature is activated.
Accumulation Value   The Accumulation Value is a key component of your Policy.  The Accumulation Value is the total of the Separate Account and the Loan Account.  We add each premium you pay to the Separate Account according to your account allocation instructions.
On a monthly basis, we deduct a charge called the Cost of Insurance charge (see the “Cost of Insurance” provision) and charges for any additional benefits and/or Riders and administrative charges.  We will also deduct a monthly Mortality and Expense Risk ("M&E") Charge, if any, from each Sub-Account.  The sum of these charges is known as the “Monthly Deduction” and is subtracted from the Accumulation Value as explained in the “Monthly Deduction” provision.
Subject to the guaranteed maximums and guaranteed minimums shown in the Policy, we can change these charges and/or rates used to calculate the components of the Monthly Deduction in accordance with this Policy.  We can also change the Persistency Bonus Rates at any time in accordance with this Policy.
Simply put, additions consisting of premium payments, Persistency Bonus additions, and positive Separate Account performance increase the Accumulation Value. Deductions, including charges described above and negative Separate Account performance, decrease the Accumulation Value.  If additions exceed deductions, your Accumulation Value increases; if deductions exceed additions, your Accumulation Value decreases.  If the Cash Value (Accumulation Value less Debt) becomes so small that we cannot subtract an entire Monthly Deduction, your Policy may terminate; see, however, the “Grace Period” provision and the “No-Lapse Provision”.
Persistency Bonus   We may change the Persistency Bonus Rates at any time in accordance with this Policy subject to a guaranteed minimum rate shown in the Policy Specifications.

Separate Account Performance   Separate Account performance can vary greatly, may increase or decrease on a daily basis, and is not guaranteed.  You are able to select, monitor, and change Sub-Account choices according to your objectives or investment conditions.
No-Lapse Provision   Your Policy provides for a “No-Lapse Provision” at no extra charge, which can ensure that your Policy will remain In Force during the No-Lapse Period even if the Cash Value is insufficient to cover the cost of a Monthly Deduction.  The length of the No-Lapse Period is shown in the Policy Specifications.
This Policy will not enter the grace period during the No-Lapse Period if the No-Lapse Provision is In Force and the No-Lapse Test is met as described in the Policy Specifications.
Note conditions that can impact whether the “No-Lapse Provision” will remain In Force include:
•	Policy changes such as loans, withdrawals, and Death Benefit Option change. A Death Benefit Option change will terminate the “No Lapse Provision”; and
•	Continued payment of required No-Lapse Premium.
Monitoring Your Policy’s Performance   We will send you an Annual Report (Statement of Account) of your Policy to help you monitor your Policy values and compare it to your objectives when you purchased your Policy.  Ask your insurance agent to explain anything you do not understand.  You may need to adjust your premiums to achieve your insurance objectives.  While your Policy is In Force, you may access your self-service account portal to review an In Force projection of future death benefits and Policy values.  We encourage you to review an In Force projection at least once each Policy Year.  We are also available to answer your questions and assist you in making changes to your Policy.
This Policy contains Non-Guaranteed Elements (NGEs).  We may make changes to each of these NGEs as described in this Policy.  A change to one or more of these NGEs can affect your Policy’s performance, including coverage duration, premiums required to keep your Policy In Force, and Cash Value.

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Definitions
Accumulation Value   The sum of (1) the Separate Account Value plus (2) the Loan Account Value under this Policy, as described in the “Policy Values Provisions”.
Administrator Mailing Address   The Administrator Mailing Address for this Policy is shown on the front cover.
Attained Age (Age)   The Insured’s Issue Age plus the number of completed Policy Years that have elapsed since the Policy Date.  The Insured’s Attained Age increases by one on each Policy Anniversary.  For purposes of this Policy, the Insured’s Attained Age increase will always occur on the Policy Anniversary regardless of when the Insured’s actual birthday occurs.
Beneficiary   The person(s) or entity(ies) named in the application for this Policy, unless later changed as provided for by this Policy, to whom we will pay the Death Benefit Proceeds upon the death of the Insured.
Cash Value   The Accumulation Value less any Debt.
Class(es)   Group(s) of policies that were considered together for the purposes of the initial determination of each NGE.  Classes were determined by us, and consisted of policies with similar characteristics, which may have included one or more characteristics but were not limited to: Life Insurance Amount, Target Age, Death Benefit Option, Policy Date, Policy Duration, premiums paid, source of premium, Policy ownership structure, sales distribution method, the Insured’s Age, and sex, issue state, policy form, and the presence and attributes of Policy features and benefits and optional Riders.
Cost of Insurance   The monthly charge associated with the amount of death benefit provided under this Policy as defined on Page 14.
Date of Issue   The date from which Suicide and Incontestability periods are measured.  The Date of Issue is shown in the Policy Specifications.
Death Benefit Proceeds   The amount payable upon the Insured’s death as described in the “Death Benefit Proceeds” provision.
Debt   The total of any outstanding loans against this Policy, including loan interest accrued but not yet charged.  May also be referred to as “Indebtedness”.
Due Proof of Death   A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to us.
Evidence of Insurability   Evidence satisfactory to us related to the health, lifestyle, financial, and other circumstances that may impact the insurability of the Insured.
General Account   An account consisting of all assets owned by us other than those assets in segregated investment accounts.
In Force   Not terminated for any reason.
In Writing   This term means a written form of communication satisfactory to us and received at our Administrator Mailing Address. We retain the right to agree in advance to accept communication by telephone, by electronic means including by email or text or some other form of transmission, in a manner we prescribe, and doing so does not waive our right to require that future communications be in written form. Before we receive your communication at our Administrator Mailing Address, we will not be responsible for any action we take or allow that conflicts with your communication.  With respect to any written communication from us to you or any other person, this term means a written form of communication by ordinary mail to such person at the most recent address in our records. If agreed to in advance by you, we may also send communication to you by some other form of transmission. Any notice, election or request required or permitted under the terms of this Policy stated as “Notice”, “Request” or “Election” are communications required to be In Writing as provided by this definition.
Insured   The person whose life is insured under this Policy.
Irrevocable Beneficiary   A Beneficiary who is named by you as irrevocable which you cannot change or remove from the Policy without their consent.  Any Beneficiary that you designate as irrevocable must provide consent for you to exercise ownership rights which might adversely affect the Beneficiary’s interest.
Issue Age   The Insured’s age on their birthday prior to the Policy Date.
Lapse   Terminate without value.

Life Insurance Amount   The amount you chose which is used to determine the amount of death benefit and the amount of Rider benefits, if any.  If you change the Death Benefit Option, the Life Insurance Amount may increase or decrease. Please refer to the “Change in Death Benefit Option” provision.
Loan Account   The account in which amounts equal to amounts loaned under this Policy, including charged loan interest, accrue once transferred out of the Sub-Account(s), as applicable.  The Loan Account is part of our General Account.
Monthly Anniversary Day   The same day in each month shown in the Policy Specifications when we deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day.
Monthly Deduction   The amount deducted on each Monthly Anniversary Day from the Accumulation Value for certain charges, fees, and the Cost of Insurance for the current Policy Month, as described in the “Monthly Deduction” provision.
1940 Act   The Investment Company Act of 1940, as amended.
No-Lapse Premium   The required amount of premium which must be paid to guarantee that this Policy will not Lapse during the specified No-Lapse Period as described in the “No-Lapse Provision”, if applicable.
Non-Guaranteed Elements (NGEs)   Any element within this Policy that affects the costs or values of the Policy and which may be changed at our discretion after this Policy is issued.  NGEs include the Cost of Insurance Rates and Persistency Bonus Rate.
Owner   The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this Policy, unless later changed as provided for by this Policy.  If no Owner is designated, the Insured will be the Owner.
Policy Anniversary   The same month and day as the Policy Date for each succeeding year this Policy remains In Force, or the next Valuation Day if the Policy Anniversary is not a Valuation Day.
Policy Date   The date on which life insurance coverage begins if the necessary premium has been paid.  This is also the date from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and Planned Premium Amount due dates are determined.
Policy Duration   The number of full or partial Policy Years that have elapsed since the Policy Date.
Policy Month   The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.
Policy Specifications   The pages of this Policy which show your benefits, premium, costs, and other Policy information.
Policy Year(s)   The one year period beginning on the Policy Date and ending one day before the Policy Anniversary and each subsequent one year period beginning on a Policy Anniversary.
Redetermination Class(es)   Group(s) of policies that are considered together for the purpose of adjusting (also known as redetermining) each NGE.  Redetermination Classes will be determined by us, and may be different than the Class or Classes used when the NGEs were initially determined for this Policy.  Different Redetermination Classes may be used when adjusting each NGE or when adjusting an NGE at different points in time. Redetermination Classes will consist of policies with similar characteristics, which may include one or more characteristics but are not limited to: Life Insurance Amount, Target Age, Death Benefit Option, Policy Date, Policy Duration, premiums paid, source of premium, Policy ownership structure, sales distribution method, the Insured’s Age, and sex, issue state, policy form, and the presence and attributes of Policy features and benefits and optional Riders.
SEC   The Securities and Exchange Commission.
Separate Account   A segregated account including the Sub-Account(s) thereunder, to which premium payments are, or have been allocated.  Separate Account assets are not charged with the general liabilities of the Company.  The investment performance of Separate Account assets is kept separate from the Company's General Account.
Separate Account Value   The value of the portfolio shares reported to us, as of the end of each Valuation Day, by the investment companies in whose shares the Separate Account invest.
Sub-Account(s)   Divisions of the Separate Account created by the Company to which you may allocate your premium payments and among which amounts may be transferred.
Target Age   The Insured’s Attained Age listed in the Policy Specifications. The Target Age that you elected reflects the Insured’s Attained Age to which you intend to pay premiums and when you intend to change to Death Benefit Option 1. You have no obligation to pay premiums to the Target Age or change to Death Benefit Option 1 at the Target Age.

Underlying Fund(s)   The Underlying Funds are the investments within the Sub-Account(s) to which the premium payments may be allocated.  See “Investments of the Sub-Accounts” provision for additional details.
Valuation Day   Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law
Valuation Period   The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.
Variable Accumulation Unit   A unit of measure used to calculate the value of a Sub-Account as described in the “Variable Accumulation Unit Value” provision.
We, our, us   The Company.
You, your   The Owner(s) of this Policy.
The Contract
Entire Contract   This Policy, the application for this Policy, and any Amendment(s), Endorsement(s), Rider(s), and supplemental application(s) that may be attached are the entire contract between you and us.  All statements made in the application will, in the absence of fraud, be deemed representations and not warranties.  We will not use any statement to contest this Policy unless it is contained in an application and a copy of the application is attached to this Policy.
Changes to Contract Terms   Only an authorized Officer of the Company may make or modify the terms of the Policy or any of its Amendments, Endorsements or Riders.  Any such changes must be provided in a Notice in order to be effective.
We reserve the right to make changes in this Policy or to make distributions from this Policy to the extent we deem necessary, in our sole discretion, to continue to qualify this Policy as life insurance.  You will be given advance Notice of such changes.
Upon Notice to you, we may, at any time, modify this Policy to conform with any law or regulation issued by any government agency to which this Policy or we (the Company) are subject.
Non-Participating   This Policy is not entitled to share in surplus distribution.
Misstatement of Age or Sex   If the date of birth or sex of the Insured is misstated, we will adjust the Death Benefit Proceeds to the amounts that would have been purchased by the most recent Cost of Insurance deduction at the correct Issue Age and sex. No adjustment will be made to the Accumulation Value of the Policy.
Incontestability   Except for nonpayment of premium, this Policy will be incontestable after it has been In Force for 2 years from the Date of Issue shown in the Policy Specifications.  This means that we will not use any material misstatement in the application to challenge a claim or contest liability after that time.
If this Policy is reinstated, the basis for contesting after reinstatement will be:
a.	limited to the remainder of the original contestable period, if any, for material misrepresentations made in the original application; and
b.	limited to a period of 2 years from the date of reinstatement for material misrepresentations made in the reinstatement application.
Ownership
Rights of Owner   Except as provided below and subject to any applicable state law, you may exercise all rights under this Policy while the Insured is living including, but not limited to, the right to:
a.	return this Policy under the “Right to Examine this Policy” provision;
b.	surrender this Policy;
c.	agree with us to any change in or amendment to this Policy;
d.	transfer all your rights to another person or entity;
e.	change the Beneficiary (unless you specifically submit a Request to not to reserve this right);
f.	assign this Policy;
g.	effect a loan;
h.	effect a transfer to or from the Sub-Account(s);
i.	make premium payments that are to be allocated to the Sub-Account(s);
j.	effect a withdrawal; and
k.	effect a reinstatement.

Except for the right to change the Beneficiary, you must have the consent of any assignee recorded with us to exercise all other rights under this Policy.  You may exercise your rights subject to the consent of any Irrevocable Beneficiary, subject to any applicable law.
Unless provided otherwise, if you are not the Insured and you die before the Insured, all of your rights under this Policy will transfer and vest in your executors, administrators or assigns.
If there is more than one Owner, ownership shall be shared jointly, unless specifically stated otherwise, and the consent of all joint Owners will be necessary to exercise any right. Upon the death of a joint Owner, the remaining Owner or joint Owners shall succeed to the rights and privileges of the deceased joint Owner. Upon the death of the Owner or all joint Owners, any contingent Owner or Owners designated shall become the Owner or Owners. If no contingent Owner is designated, the estate of the Owner or the estate of the last joint Owner to die will succeed to all the rights and privileges of ownership.
Transfer of Ownership   You may transfer all of your rights under this Policy by submitting a Request.  The Request does not need to be signed by the Beneficiary unless you have designated an Irrevocable Beneficiary.  You may revoke any transfer prior to it being recorded by us by submitting a Request.  A transfer of ownership, or a revocation of transfer, will not take effect until recorded by us.  Once we have recorded the transfer or revocation of transfer, unless a future date is specified by you, it will take effect as of the date of the latest signature on the Request.  Any payment made or any action taken or allowed by us before we record the transfer or revocation of transfer will be without prejudice to us.
On the effective date of transfer, the transferee will become the Owner and will have all the rights and be subject to the limitations of the Owner as described under the “Rights of Owner” provision of this Policy.  Unless you direct us otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.
Assignment   Assignment of this Policy must be submitted by Request and, unless a future date is specified by you, will take effect as of the date the assignment is signed.  Any payment made or any action taken or allowed by us before we receive a communication at our Administrator Mailing Address will be without prejudice to us. We will not be responsible for the validity or sufficiency of any assignment.  While an assignment is in effect, to the extent provided under the terms of the assignment, an assignment will:
a.	transfer the interest of any designated transferor; and
b.	transfer the interest of any Beneficiary, unless an Irrevocable Beneficiary has been designated.
Some Important Things You Should Do
a.	Provide us with any change in your mailing address and other contact information in a timely manner.
b.	Pay sufficient premiums on time to keep your Policy In Force.
c.	Notify us of any change in Beneficiary.
Beneficiary
Beneficiary   You may designate one Beneficiary or more than one Beneficiary.  If you designate more than one Beneficiary, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary designation (primary, contingent, and second contingent), unless you submit a Request otherwise.  If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, the Death Benefit Proceeds will transfer and vest in you or in your executors, administrators or assigns.
Change of Beneficiary   While the Insured is alive, you may change the Beneficiary by submitting a Request.   Unless a future date is specified by you, any change will take effect as of the date the Request is signed by you subject to any payments we make or other actions we take before we receive it.  The Insured need not be living when the requested change is recorded by us, however the requested change must be delivered to us prior to the death of the Insured. The Beneficiary does not have to sign the Request unless you have designated an Irrevocable Beneficiary.  Any payment made or any action taken or allowed by us before we record the change of Beneficiary will be without prejudice to us.
Insurance Coverage and Death Benefit Provisions
Date of Coverage   The dates of coverage under this Policy will be as follows:
a.
For all coverages provided in the original application, the effective date of coverage will be the Policy Date provided the first premium has been paid and the Policy has been accepted by you (1) while the Insured is living and (2) prior to any change in the Insured’s health or any other characteristic affecting insurability of the Insured as represented in the application for this Policy.

b.	For any insurance that has been reinstated, the effective date of coverage will be the date as described in the “Reinstatement” provision.

Termination of Coverage   All coverage under this Policy terminates on the first of the following to occur:
a.	surrender of this Policy;
b.	the Insured’s death; or
c.	failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.
No action by us after this Policy has terminated, including any Monthly Deduction made effective after termination of coverage, will constitute a reinstatement of this Policy or waiver of the termination.  Any such deduction will be refunded.
Death Benefit Proceeds   If the Insured dies while this Policy is In Force and upon Notice of Claim, we will pay Death Benefit Proceeds equal to the greater of:
a.
the amount determined under the Death Benefit Option in effect on the date of the Insured’s death, plus any amount payable upon death from Riders or benefits, less any Debt and withdrawals processed after the Insured’s date of death; or

b.
an amount equal to the Accumulation Value on the date of the Insured’s death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, plus any amount payable upon death from Riders or benefits, less any Debt and withdrawals processed after the Insured’s date of death.

Death Benefit Options   Death Benefit Option 2 is the Death Benefit Option in effect on the Policy Date as shown in the Policy Specifications and as described below. Death Benefit Option 1 will be available if you choose to elect a change during the Death Benefit Option Change Period as described in the Changes in Insurance Coverage provision.
a.	Death Benefit Option 1 (Level): The Life Insurance Amount on the date of the Insured’s death.
b.
Death Benefit Option 2 (Increasing): The Life Insurance Amount on the date of the Insured’s death plus the Accumulation Value on the date of death, less any withdrawals processed after the Insured’s date of death.

If this Policy is In Force at the Insured’s Attained Age 121, the Death Benefit Option will change automatically as described below.
Notice of Claim   You or someone on your behalf should provide us with Notice of Due Proof of Death of the Insured within 30 days or as soon as reasonably possible after the death of the Insured.
Income Tax on Death Benefits   This Policy is intended to qualify as life insurance under the Internal Revenue Code so that the Death Benefit Proceeds, not including interest from the date of the Insured’s death, will not be taxable as income to the Beneficiary(ies).  To do so, this Policy must qualify under the Guideline Premium Test as defined in the Internal Revenue Code Section 7702 and shown in the Policy Specifications.  The Death Benefit Qualification Test for this Policy cannot be changed.
Suicide   If the Insured commits suicide, whether sane or insane, within 2 years from the Date of Issue, the Death Benefit Proceeds will be limited to an amount equal to the premiums paid less any Debt and any withdrawals.
Method of Payment   Upon the Insured’s death while this Policy is In Force, Death Benefit Proceeds may be paid in a lump sum or left with us for payment under a settlement option that we make available.
Interest on Death Benefit   We will pay interest on any Death Benefit Proceeds payable. Interest shall accrue and will be paid from the date of the Insured’s death to the date when Death Benefit Proceeds are paid at a rate equal to the rate applied to Death Benefit Proceeds left on deposit with us.
Additionally, we will pay interest on the Death Benefit Proceeds at an annual rate of 10.00% beginning with the date that is 31 days from the latest of a., b., or c. to the date when Death Benefit Proceeds are paid, where:
a.	is the date of our receipt of Due Proof of Death of the Insured;
b.	is the date we receive sufficient information to determine our liability, the extent of our liability, and the appropriate payee legally entitled to the Death Benefit Proceeds; and
c.	is the date that legal impediments to payment of Death Benefit Proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us.
Legal impediments to payment shall include, but are not limited to (a) the establishment of guardianships and conservatorships; (b) the appointment and qualification of trustees, executors and administrators; and (c) the submission of information required to satisfy any state or federal reporting requirements.

Continuation of Coverage After Insured’s Attained Age 121   Unless otherwise agreed to by you and us, if this Policy is In Force at the Insured’s Attained Age 121 (but not in the grace period), the Separate Account Value, if any, will be transferred to a money market Sub-Account on the next Policy Anniversary Day after the Insured’s Attained Age 121.  No further premium payments will be allowed and we will:
a.	no longer charge Monthly Deductions under this Policy;
b.	change the Death Benefit Option to Death Benefit Option I, if applicable, and not allow any more changes;
c.	not allow any changes to the Life Insurance Amount;
d.
allow loans and withdrawals to be taken.  Loan interest rates will apply as shown in the Policy Specifications and loan repayments can continue to be made.  You may repay all or part of a loan at any time while this Policy is In Force; and

e.	continue this Policy In Force until it is surrendered or the Death Benefit Proceeds become payable.
This provision will not continue any Rider attached to this Policy beyond the date for such Rider's termination, as provided in the Rider.
If this Policy is in the grace period at the Insured’s Attained Age 121, you will need to pay the minimum amount required to remove this Policy from the grace period in order to guarantee continuation of this Policy beyond the Insured’s Attained Age 121.
There is some uncertainty whether this Policy would continue to qualify as life insurance in the year the Insured reaches Attained Age 121. There is also some uncertainty whether you would be viewed as constructively receiving the Accumulation Value at any time when this Policy’s Accumulation Value is equal to the death benefit. You should consult a tax advisor concerning these issues.
Changes in Insurance Coverage
Upon your Request while the Insured is living, the insurance coverage may be changed as described in this section.
Changes in insurance coverage will be effective on the Monthly Anniversary Day on or next following the date we approve your Request for the change, unless another date acceptable to us is requested. No increase or decrease in insurance coverage is allowed except for a change to the Death Benefit Option.
Change in Death Benefit Option   You may change from Death Benefit Option 2 to Death Benefit Option 1 during the Death Benefit Option Change Period shown in the Policy Specifications. If you do, the following will occur:
a.	the Life Insurance Amount will be increased by the Accumulation Value. If there is no Accumulation Value, the Life Insurance Amount will not increase.
b.
if the Policy has a Guideline Level Premium not less than zero, and a decrease will not result in the Policy becoming a Modified Endowment Contract, the Life Insurance Amount will then be immediately decreased to the amount that will produce a Guideline Level Premium (as defined in Internal Revenue Code Section 7702) of zero unless the sum of premiums paid less withdrawals exceeds the cumulative sum of Guideline Level Premiums.  In that case, the Specified Amount will be decreased to the amount that will produce a Guideline Single Premium (as defined in Internal Revenue Code Section 7702) equal to the sum of paid premiums less withdrawals.

Rider and/or Benefit Additions   If available, and subject to any underwriting guidelines and Evidence of Insurability requirements, you may submit a Request that Rider(s) and/or Benefits be added to this Policy after the Policy Date.
Policy Split Prohibition   This Policy may not be split to create more than one individual life insurance policy on the life of the Insured.
Premium and Allocation Provisions
Payment of Premiums   The first premium payment is due on the Policy Date and is payable on or before delivery of this Policy. The first premium payment must be equal to or greater than the Minimum Initial Premium Payment shown on the Policy Specifications. All subsequent premium payments may be made at any time before the Insured’s Attained Age 121 and in any amount, subject to the following provisions, unless we agree by Notice. However, sufficient premium must be paid to keep this Policy In Force.  Your premiums are payable in United States currency. Upon your Request, we will provide a premium receipt signed by an officer of the Company as required by the laws of the state in which this Policy is delivered.  Please see “Planned Premiums” provision below.
Premium payments, after the first, may be made through prearranged withdrawals from a checking account or other designated account by contacting us at the Administrator Mailing Address.

Sufficient premium payments must be paid in order to keep this Policy In Force.  A change in the frequency, timing and amount of any premium payment(s) may decrease or increase the length of time this Policy will remain In Force and additional premium payments may be required.
Planned Premiums   You choose how much premium you will pay and the frequency of such payments (the “Planned Premiums”). The Planned Premium Amount you elected is shown in the Policy Specifications. You may change the amount and frequency of premium payments.  Changes in the amounts or frequency of such payments are subject to our approval. Any change in the Planned Premiums may impact the Policy values and benefits.  We will send premium reminder notices for the amounts and frequency of payments you establish.
Additional Premiums   You may make additional premium payments in an amount no less than the Minimum Additional Premium Payment Amount as shown on the Policy Specifications at any time before the Insured’s Attained Age 121.  We reserve the right to limit the amount or frequency of any such additional premium payments in accordance with the “Compliance with the Internal Revenue Code” and “Modified Endowment” provisions. Please refer to the “Compliance with the Internal Revenue Code” and “Modified Endowment” provisions for the handling of any excess premium. Any additional payment we receive will be applied as premium and not to repay any outstanding loans, unless you submit a Request otherwise.
No-Lapse Provision   During the No-Lapse Period and subject to the limitations described in this provision, this Policy will not enter the grace period and Lapse if the No-Lapse Test is met.  The No-Lapse Period is shown in the Policy Specifications and varies by the Insured’s Target Age that you elected at the time of application.  The No-Lapse Test and No-Lapse Premium are shown in the Policy Specifications.  As long as you have satisfied the No-Lapse Test and you have not changed the Death Benefit Option, the No-Lapse Period applies for the entire length of the period but no longer.  Continuing to pay the No-Lapse Premium beyond the expiration of the No-Lapse Period does not guarantee that this Policy will not Lapse.
If this provision is actively preventing the Policy from Lapse, Monthly Deductions will be subtracted from the Cash Value as described in the “Monthly Deduction” provision however, the Policy will not accumulate a negative Accumulation Value.  When this provision is not actively preventing the Policy from Lapse, the Cash Value may be insufficient to keep the Policy In Force unless additional premium is paid.
This provision will terminate upon the earliest of the following:
a.	This Policy terminates due to Lapse. This provision cannot be reinstated;
b.	The end of the No-Lapse Period; or
c.	If you submit a Request to change the Death Benefit Option. If you change the Death Benefit Option, we will provide Notice to you of the termination of the No-Lapse Provision.
Premium Refund at Death   Any premium paid after the Insured’s date of death will be refunded as part of the Death Benefit Proceeds, unless you submit a Request otherwise prior to our payment.
Account Allocation Instructions   You must provide us with Notice of your account allocation instructions to give direction for allocating premiums among the Sub- Account(s).  These allocations must be made in whole percentages, and each set of allocations must total one hundred percent. Your allocations may be changed at any time.
All premium payments received before the end of the Right to Examine Period will be allocated as described in the “Right to Examine this Policy” provision.
Subsequent premium payments will be allocated on the same basis as the most recent premium payment unless you submit a Request otherwise.
Optional Sub-Account Allocation Program
Program Participation   You may elect to participate in Automatic Rebalancing. Transfers made in conjunction with  Automatic Rebalancing do not count against the free transfers available.
We reserve the right to modify the terms and conditions of, or suspend, this program upon ninety (90) days advance Notice to you.
Automatic Rebalancing   Automatic Rebalancing periodically restores the percentage of Accumulation Value allocated to each Sub-Account to a level pre-determined by you.  The pre-determined level is the allocation initially elected at the time of application, until changed by you.  If Automatic Rebalancing is elected, all premium payments allocated to the Sub-Accounts will be subject to Automatic Rebalancing.  Automatic Rebalancing will occur on a quarterly, semi-annual or annual basis, as elected by you.

Grace Period, Continuation of Insurance and Reinstatement Provisions
Grace Period   This Policy will enter the grace period if on any Monthly Anniversary Day:
a.	The Cash Value is less than the Monthly Deduction for the current Policy Month;
b.	The No-Lapse Test is not met during the No-Lapse Period or the “No-Lapse Provision” has terminated; and
c.	The Overloan Protection Feature is not activated.
If on any Monthly Anniversary Day, the “No-Lapse Provision” is In Force and the No-Lapse Test is met, or the Overloan Protection Feature is activated, this Policy will not enter the grace period and will not be subject to termination under this provision.
We allow a grace period of 61 days, beginning on the Monthly Anniversary Day this Policy enters the grace period, for payment of applicable required premium payment as follows:
1.	If the “No-Lapse Provision” has not terminated, we will require payment sufficient to satisfy the No-Lapse Test on the Monthly Anniversary Day immediately following the end of the grace period; or
2.
If the “No-Lapse Provision” has terminated, we will require payment sufficient to maintain coverage for three Policy Months from the date this Policy enters the grace period (this would include the cost of Monthly Deductions due and unpaid during the grace period plus an amount sufficient to restore the Cash Value to cover the cost of the Monthly Deduction due on the Monthly Anniversary Day immediately following the end of the grace period).

If the total amount paid to us during the grace period is not sufficient, all coverage under this Policy will Lapse.  However a greater amount will be accepted, as additional premium will be due after the end of this period to maintain coverage for additional Policy Months.
We will send a Notice to your last known address and to the last known address of any assignee of record at least 31 days before the end of the grace period. The Notice will state the amount of premium as noted above.  All coverage under this Policy will Lapse if you do not pay this amount on or before 61 days beginning on the date this Policy enters the grace period.  If the Insured dies within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.
As described in the “Loan Provisions”, Debt reduces the Cash Value.  Any increase in Debt, including loan interest due but not yet charged, may reduce the Cash Value, and cause this Policy to enter the grace period.
Continuation of Insurance   If premiums are discontinued on any date, the Cash Value on that date will be used to provide insurance under this provision. This Policy and any Amendments, Endorsements, and Riders will continue In Force according to their terms for as long as the Cash Value is sufficient to cover the Monthly Deduction. If the Cash Value is insufficient, this Policy will terminate according to the “Grace Period” provision.
Reinstatement   If this Policy has Lapsed as described in the “Grace Period” provision, you may reinstate this Policy within 5 years from the date of Lapse provided:
a.	this Policy has not been surrendered;
b.	the Insured has not died since the date of Lapse;
c.	you submit an application for reinstatement while the Insured is living;
d.	you submit Evidence of Insurability;
e.	you pay premium equal to the Monthly Deductions due and unpaid during the grace period;
f.	you pay premium sufficient to keep this Policy and any reinstated Riders In Force for at least 2 Policy Months after the date of reinstatement.
g.	any loan interest accrued during the grace period is paid, and any remaining Debt is either paid or reinstated.
If this Policy is reinstated, the “No-Lapse Provision” will not be reinstated.
The Cash Value on the date of reinstatement will equal:
1.	the Accumulation Value at the time of policy termination;
2.	plus any premiums credited at the time of reinstatement including the amounts stated in e. and f. above;
3.	minus any Debt at the time of reinstatement.
In addition to the minimum required payment to keep this Policy In Force as stated in e. and f. above, we recommend that you resume your Planned Premium to provide coverage beyond the initial period following the date of reinstatement.  Please contact us if you need assistance in determining an updated Planned Premium.
The reinstated Policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve the application for reinstatement.  The period for which benefits are limited due to suicide is described in the "Suicide" provision and reinstatement of this Policy will not cause the period to re-commence.

Policy Values Provisions
This Policy provides Policy values which may be available to you for withdrawal, loans or surrender. They are also used to calculate your Death Benefit Proceeds.  The following provisions describe how these values are calculated.
Accumulation Value   The Accumulation Value on the Policy Date will be equal to all premium payments made for this Policy as of the Policy Date, minus the Monthly Deduction for the first Policy Month.  The Accumulation Value of this Policy is the sum of the Separate Account Value and Loan Account Value.  Both of these are defined below.
At any point in time, we adjust the Accumulation Value by:
a.	adding the amount of premium payments made.
b.	subtracting the amount of any withdrawals.
c.	adding any increases or subtracting any decreases as a result of market performance in the Sub-Account(s).
d.	adding interest credited under the Loan Account.
e.	adding any Persistency Bonus(es).
f.	subtracting Monthly Deductions.
g.	subtracting all other charges and fees as shown in the Table of Expense Charges and Fees in the Policy Specifications.
Additional amounts credited are nonforfeitable. Additional amounts credited will become part of the Accumulation Value which is subject to charges, deductions, and the investment experience of the Separate Account.
Separate Account Value   The Separate Account Value, if any, for any Valuation Period is equal to the sum of the then stated values of all Sub-Account(s) under this Policy.  The stated value of each Sub-Account is equal to:
a.	the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this Policy;
b.	multiplied by the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.
Variable Accumulation Unit Value   Premium payments, or any portion of premium payments, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units by dividing the amount allocated or transferred by the unit value of the applicable Sub-Account on the date of the conversion.
The Variable Accumulation Unit Value for a Sub-Account for any Valuation Period after the inception of the Sub-Account is equal to i. minus ii., divided by iii., where:
i.
is the total value of Underlying Fund shares held in the Sub-Account, (calculated as (a) the number of Underlying Fund shares owned by the Sub-Account at the beginning of the Valuation Period multiplied by (b) the Underlying Fund’s value per share at the end of the Valuation Period, plus (c) any dividend or other distribution of the Underlying Fund made during the Valuation Period);

ii.
is the liabilities of the Sub-Account at the end of the Valuation Period.  Such liabilities may include a charge imposed on the Sub-Account, if any, with respect to any taxes paid or reserved for by the Company that we determine result from the operations of the Separate Account; and

iii.	is the number of Variable Accumulation Units for that Sub-Account outstanding at the beginning of the Valuation Period.
The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.
Loan Account Value   The Loan Account Value, if any, with respect to this Policy, is the amount of any outstanding loan(s), including any interest charged on the loan(s), less any amounts as described under the “Loan Repayment” provision taking into account the amounts described in the “Interest Credited Under Loan Account” provision.
Interest Credited Under Loan Account   We will credit interest to the Loan Account daily.  The interest rate applied to the Loan Account is shown in the Policy Specifications.  Such loan interest amount will be transferred on each Monthly Anniversary Day on the same basis as the most recent account allocations.
M&E Charge   We will subtract a monthly M&E charge, if any, on a pro-rata basis from each Sub-Account as part of the Monthly Deduction.  This charge will be equal to the following:
a.	the applicable Monthly M&E Charge Rate shown in the Policy Specifications;
b.	multiplied by the Separate Account Value.
M&E charges are guaranteed not to reduce the Life Insurance Amount you have chosen.

Fees Associated with the Underlying Funds   Underlying Fund operating expenses may be deducted by each Underlying Fund as set forth in its prospectus.
Persistency Bonus   During the Persistency Bonus Duration shown in the Policy Specifications we will credit a Persistency Bonus on each Monthly Anniversary Day to the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date the credit is applied.
The Persistency Bonus for a Policy Month is equal to the Persistency Bonus Rate as described in the “Persistency Bonus Rate” provision below multiplied by the Separate Account Value.
Persistency Bonus Rate   The monthly Persistency Bonus Rate is determined by us.  The Persistency Bonus Rate will be no less than the monthly Guaranteed Minimum Persistency Bonus Rate Credited to Sub-Account(s) shown in the Policy Specifications.  We may use rates higher than the guaranteed minimum rates.
Monthly Deduction   Each Policy Month, beginning with the Policy Date and on each Monthly Anniversary Day thereafter, we will subtract the Monthly Deduction from the Accumulation Value.  The Monthly Deduction will be subtracted from the following portions of the Accumulation Value: from any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.  If the Cash Value is less than the Monthly Deduction for the current Policy Month, this Policy may enter the Grace Period as described in the “Grace Period” provision.
The Monthly Deduction for a Policy Month equals:
a.	the Monthly Administrative Fee as described in the Table of Monthly Administrative Fees in the Policy Specifications;
b.	plus the M&E Charge as described in the “M&E Charge” provision;
c.	plus the Cost of Insurance as described in the “Cost of Insurance” provision;
d.	plus the monthly cost of any Riders and optional benefits.
Cost of Insurance   This Policy’s monthly Cost of Insurance will be equal to (a) multiplied by the result of (b) minus (c), where:
(a)	is the applicable Cost of Insurance Rates as described in the “Cost of Insurance Rates” provision below;
(b)	is the death benefit at the beginning of the Policy Month, divided by 1,000; and
(c)
is the Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee and the M&E Charge but prior to the deduction for the monthly Cost of Insurance, divided by 1,000.

Cost of Insurance Rates   The monthly Cost of Insurance Rates are determined by us by Class and Redetermination Class.  The Cost of Insurance Rates will not exceed the amounts described in the Policy Specifications.  We may use rates lower than the guaranteed maximum rates.
Basis of Values   Minimum Policy values are based on the guaranteed minimum and maximum rates/amounts shown in the Policy Specifications.   The values of this Policy are at least equal to the minimum required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.  A detailed statement of the basis of the charges and the method of computation has been filed with the Interstate Insurance Product Regulation Commission.
Changes to Non-Guaranteed Elements (NGEs)   Subject to the guaranteed maximums and guaranteed minimums shown in this Policy, we may change (also known as redetermine) the NGEs that apply to your Policy. We will not make any changes to these NGEs in order to distribute past gains or recoup past losses.  We have no obligation to adjust the NGEs although in our discretion we may choose to do so.
If we make a change to the Cost of Insurance Rate(s), or Persistency Bonus Rate we will use Redetermination Classes to make those changes. Such changes can be made in consideration of one or more future anticipated or emerging experience factors which may include, but are not limited to: mortality, interest rates, investment earnings, persistency, expenses (including reinsurance costs and taxes), policy funding, net amount at risk, loan utilization, Underlying Fund revenue, capital requirements, and reserve requirements.  Any change will apply consistently to all policies of the same Redetermination Class.

Separate Account Provisions
Separate Account   Your premium payments and Accumulation Value (except for Loan Account Value) are allocated to the Sub-Account(s), which are divisions of the Separate Account shown in the Policy Specifications.  The Separate Account was established by a resolution of our Board of Directors as a "separate account" under the insurance law of our state of domicile. The Separate Account under which there are Sub-Accounts is registered as a unit investment trust under the 1940 Act.  The assets of the Separate Account (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by us. The income, gains or losses from the Separate Account’s assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company.  Separate Account assets are owned and controlled exclusively by us, and we are not a trustee with respect to such assets.
We may change the investment policy of the Separate Account at any time. If required by the Insurance Commissioner, we will file any such change for approval with the Department of Insurance in our state of domicile, and in any other state or jurisdiction where this Policy is delivered.
Sub-Accounts   The Separate Account is divided into Sub-Accounts.  The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Underlying Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Underlying Fund.  For each Sub-Account, we will maintain Variable Accumulation Units as a measure of the investment performance of the Underlying Fund shares held in such Sub-Account. We may add or delete Sub-Accounts at any time.
Investments of the Sub-Accounts   All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Underlying Fund.  Each Underlying Fund will at all times be registered under the 1940 Act as an open-end management investment company.  After due consideration of appropriate factors, we may eliminate or substitute Underlying Funds in accordance with the “Underlying Fund Withdrawal and Substituted Securities” provision. Any and all distributions made by an Underlying Fund will be reinvested in additional shares of that Underlying Fund at the Underlying Fund’s value per share.  Deductions by us from a Sub-Account will be made by redeeming a number of Underlying Fund shares at the Underlying Fund’s value per share equal in total value to the amount to be deducted.
Investment Risk   Underlying Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of an Underlying Fund's investment adviser or sub-adviser to manage that Underlying Fund and anticipate changes in economic conditions.  You bear the entire investment risk of gain or loss of the Separate Account assets under this Policy.
Underlying Fund Withdrawal and Substituted Securities   If a particular Underlying Fund ceases to be available for investment, or if we determine that further investment in a particular Underlying Fund is not appropriate in view of the purposes of the Separate Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), we  may withdraw that particular Underlying Fund as a possible investment under the Separate Account and may substitute shares of a new or different Underlying Fund for shares of the withdrawn Underlying Fund.  We will obtain any necessary regulatory or other approvals prior to taking this action.  We may make appropriate Endorsements to this Policy to the extent reasonably required to reflect any withdrawal or substitution.
Transfer Privilege Provisions
Transfer Privilege   At any time while this Policy is In Force, you have the right to transfer amounts among the Sub-Account(s) available under this Policy, subject to the “Rights of Owner” provision.  All transfers are subject to the following:
a.	Transfers may be made by Request, subject to our consent. Our consent is revocable upon Notice to you.
b.
Transfers may be made by accessing your self-service account portal. Your Request must be received by us prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed on the date the Request is received; otherwise, the transfer will be processed on the next Valuation Day.

c.
We are available to answer questions and assist you. If you choose not to complete a transfer through the self-service account portal, transfer Requests must be sent to us and be received in a form acceptable to us at the Administrator Mailing Address prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

d.	We will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.
e.	A single transfer Request may consist of multiple transactions.
f.	The amount being transferred may not exceed the maximum transfer amount limit, if any then in effect as established by an Underlying Fund to which you have premium allocated.

g.	The amount being transferred may not be less than the Minimum Transfer Amount shown in the Policy Specifications unless the entire value of the Sub-Account is being transferred.
h.	Any value remaining in a Sub-Account following a transfer may not be less than the Minimum Remaining Value of any Sub-Account(s) After a Transfer as shown in the Policy Specifications.
i.
Transfers involving Sub-Account(s) will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit Values of the applicable Sub-Account for the Valuation Period during which the transfer is effective.  Transfers involving Sub-Accounts will be subject to such additional terms and conditions as may be imposed by the corresponding Underlying Funds.

Transfer Fees   We reserve the right to charge a fee for each transfer request in excess of the Policy Year’s maximum number of transfers as shown in Policy Specifications. The Transfer Fee will not exceed the Transfer Fee shown in the Table of Expense Charges and Fees of the Policy Specifications. Transfer fees may be deducted on a pro-rata basis from the Sub-Account(s) from which the transfer is being made.
Transfers From a Sub-Account   Transfers which request that amounts be transferred from one or more Sub-Account(s) may be:
a.	refused if the Underlying Fund refuses a transfer request from us; or
b.	restricted or prohibited, based upon instructions received from the Underlying Fund as a result of the review of information about your trading activity which we have provided to the Underlying Fund.
Change of Terms and Conditions   We reserve the right to limit or modify transfers that may have an adverse effect on other Policy Owners.  Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if we determine that your use of the transfer right may disadvantage other Policy Owners.
Surrender Provisions
Surrender   Upon Request, you may surrender this Policy for its Cash Value while this Policy is In Force and the Insured is living.  Surrender of this Policy is effective on the Valuation Day we receive both this Policy and your Request for surrender.  All coverage under this Policy will terminate upon surrender for its Cash Value.
The Cash Value will be paid in a lump sum unless you choose a settlement option we make available.  Any deferment of payments will be subject to the “Deferment of Payments” provision.
Withdrawal   Upon Request and subject to our consent, you may make a withdrawal from this Policy on any Valuation Day while this Policy is In Force.  Our consent is revocable upon Notice to you.  Any deferment of payment of a withdrawal will be subject to the “Deferment of Payments” provision.
The amount of the withdrawal requested is subject to the Amount of Withdrawals as shown in the Policy Specifications.
The amount of the withdrawal will be withdrawn from the Sub- Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.
Any withdrawal from Sub-Account(s) will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the withdrawal equal to the total amount by which each Sub-Account is reduced.  The cancellation of such units will be calculated using the Variable Accumulation Unit Value of each Sub-Account determined at the close of the Valuation Period during which the withdrawal is effective.
Effect of Withdrawals on Accumulation Value and Life Insurance Amount   As of the end of the Valuation Day on which there is a withdrawal, the Accumulation Value will be reduced by the amount of the withdrawal.
If Death Benefit Option 1 is in effect, the Death Benefit Proceeds will be reduced.  The Life Insurance Amount may also be reduced.  The amount of the reduction will be equal to the greater of:
a.	zero; or
b.	an amount equal to the amount of the withdrawal minus the greater of i) zero or ii) the result of {(1) minus (2)} divided by (3), where:
(1)
is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the withdrawal multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

(2)	is the Life Insurance Amount immediately prior to the withdrawal; and
(3)	is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.
If Death Benefit Option 2 is in effect, the Death Benefit Proceeds will be reduced by the amount of the withdrawal. The Life Insurance Amount will not be reduced.

Loan Provisions
Loans   If this Policy has Cash Value available, we will grant a loan against the Policy provided:
a.	a loan agreement is properly executed; and
b.	you make a satisfactory assignment of this Policy to us. The Cash Value of this Policy serves as the sole security for the loan.
A loan may be for any amount up to the then current Cash Value.  The amount of the loan requested is subject to the Loan Amount as shown in the Policy Specifications.  The amount borrowed will be paid within 7 calendar days of our receipt of your loan Request, except as specified in the “Deferment of Payments” provision.
We will withdraw such loan from the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s). Such amounts will become part of the Loan Account. The outstanding loan balance at any time includes accrued interest.
Loan Account   An amount equal to the amount of any loan will be transferred out of the Sub-Account(s), as described above, and into the Loan Account. Interest will be credited to the Loan Account as described in the “Interest Credited Under Loan Account” provision.  Please refer to the “Loan Account Value“ provision.
Interest Rate Charged on Loan Account   Interest charged on the Loan Account will be at an annual rate as shown in the Policy Specifications, payable in arrears.  Interest charged on the Loan Account accrues daily and is payable on each Policy Anniversary or as otherwise agreed to In Writing by you and us.  If you do not pay the interest when it is due, the loan interest amount will be transferred out of the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) and into the Loan Account.
Loan Repayment   Debt may be repaid at any time while this Policy is In Force.  Any loan repayment must be equal to or greater than the lesser of (a) the Minimum Loan Repayment Amount shown in the Policy Specifications; or (b) the amount of the outstanding Debt.  Every payment to us on this Policy will be considered a premium payment unless clearly marked for loan repayment or for payment of loan interest.
The Debt and the Loan Account Value will be reduced by the amount of any loan repayment. Any repayment of Debt, other than loan interest, will be allocated to the Sub-Account(s) in the same proportion in which premium payments are currently allocated.
Debt   A loan against this Policy, unless repaid, will have an effect on the Cash Value.  A loan reduces the then Cash Value while repayment of a loan increases the Cash Value.  Any Debt at time of settlement will reduce the Death Benefit Proceeds payable under this Policy.
Subject to the Overloan Protection Provisions below, if at any time the total Debt against this Policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value, this Policy will enter the grace period as described in the “Grace Period” provision.

Overloan Protection Provisions
Overloan Protection Feature   When the Overloan Protection Feature is activated, this Policy will not enter the grace period or Lapse due to insufficient Cash Value, this Policy will automatically become paid-up life insurance, and we will pay a death benefit as described in the “Overloan Death Benefit” provision below. If all of the conditions of the “Conditions” provision below are met, the Overloan Protection Feature will be automatically activated.
If this Policy is reinstated prior to activation of the Overloan Protection Feature these Overloan Protection Provisions will also be reinstated.
The Overloan Protection Feature will terminate upon the termination of this Policy.
Overloan Death Benefit   After the Overloan Protection is activated, we will pay Death Benefit Proceeds equal to the greater of:
a.
an amount equal to the Accumulation Value on the date of the Insured’s death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, plus any Riders or benefits that are payable, less any Debt; or

b.	the Residual Life Insurance Amount Percentage shown in the Policy Specifications multiplied by the current Life Insurance Amount.
Conditions   If all of the following conditions are met, the Overloan Protection Feature will be automatically activated:
1.	This Policy is In Force and Insured has reached the Target Age;
2.	The Accumulation Value must be greater than the Life Insurance Amount;
3.	Death Benefit Option 1 must be in effect;
4.	Debt equals or exceeds the Percentage of Accumulation Value shown in the Policy Specifications.
Impact of Overloan Protection Feature Activation on Policy   After the Overloan Protection Feature is activated, the following changes will be made to your Policy:
1.	We will no longer allow premium payments, withdrawals, or changes to Life Insurance Amount or Death Benefit Option;
2.
Any Separate Account Value will be transferred to the Loan Account as of the Effective Date.  No transfer charge will be assessed for such transfer, nor will it count against, or be subject to, any transfer limitations that may otherwise be in effect.  No further transfers will be allowed and Automatic Rebalancing will end. The Persistency Bonus will no longer be credited.

3.	All interest credited to the Loan Account will not be transferred and will remain in the Loan Account.
4.
Except for the M&E Charge, Monthly Deductions will continue and will be taken from the Loan Account Value. This may cause the Loan Account Value to be less than the amount of the outstanding loans on the policy.

5.	The Policy will provide a death benefit as described in the “Overloan Death Benefit” provision above.
6.	No further loans or loan repayments will be permitted.
Once the Overloan Protection Feature is activated, we will send you Notice of the changes listed above.
General Provisions
Annual Report   We will send you a report at least once a year without charge showing the activity of this Policy for the past Policy Year. The report will show:
a.	The beginning and end dates of the report;
b.	the Accumulation Value as of the reporting date;
c.	premiums paid, Persistency Bonus, and amount credited to the Accumulation Value since the last report;
d.	the current death benefit;
e.	the current Policy values;
f.	any Administrative Fees, Monthly Deductions, Cost of Insurance, and withdrawals deducted since the last report; and
g.	outstanding Debt; and
h.	a notice if the Cash Value will not keep this Policy In Force until the end of the next Policy Year unless additional premium payments are paid.
This report will also include any other information required under federal law and the laws and regulations of the state in which this Policy is delivered.

Compliance with the Internal Revenue Code   This Policy is intended to qualify as life insurance under the Internal Revenue Code.  The Death Benefit Proceeds provided by this Policy are intended to qualify for the tax treatment accorded to life insurance under federal law.  If at any time the premium paid under this Policy exceeds the amount allowable for such qualification, we will refund the premium to you with interest within 60 days after the end of the Policy Year in which the premium was received.  The interest rate used on any refund will be the excess premium's pro rata rate of return on the contract (if greater than zero) until the date we send Notice to you that the excess premium and the earnings on such excess premium have been removed from this Policy.  Any interest may be taxable to you.
We reserve the right to increase the death benefit (which may result in larger charges under this Policy) or to take any other action deemed necessary to maintain this Policy’s compliance with the federal tax definition of life insurance. We also reserve the right to refuse to make any change in the Life Insurance Amount or any other change if such change would cause this Policy to fail to qualify as life insurance under the Internal Revenue Code.
Conformity with Interstate Insurance Product Regulation Commission Standards   This Policy was approved under the authority of the Interstate Insurance Product Regulation Commission (“the Commission”) and issued under the Commission Standards.  Any provision of this Policy that is in conflict with the applicable Commission Standards for this product type, which were in effect on the date of Commission approval of this Policy, is hereby amended to conform to the applicable Commission Standards which were in effect on the date of Commission approval.
Deferment of Payments   Any amounts payable as a result of loans, surrender, or withdrawals will be paid within 7 calendar days after we receive your Request.  However, payment of amounts from the Sub-Account(s) may be postponed until the next Valuation Day. A loan or withdrawal for payment of premium to us will not be deferred.
Modified Endowment   We will not allow this Policy to become a modified endowment contract under the Internal Revenue Code. If at any time the premiums paid under this Policy exceed the limit for avoiding modified endowment contract status, the excess premium will be held in a separate deposit fund, credited with interest, and will be used to pay future premium payments. The funds held in the separate deposit fund are not considered part of your Accumulation Value, and any interest may be taxable and you should consult a tax advisor if you have questions regarding this. If you instead elect to have the excess premium refunded to you, we will refund the excess premium to you with interest within sixty days after the end of the Policy Year in which the premium was received. The interest rate used on any refund or credited to the separate deposit fund created by this provision will be a rate of interest that we declare from time to time.  Any interest may be taxable to you.
Payment of Proceeds   “Proceeds” mean the amount payable:
a.	upon the surrender of this Policy; or
b.	upon the Insured’s death.
Upon the Insured’s death, while this Policy is still In Force, the Proceeds payable will be the Death Benefit Proceeds.  Such Death Benefit Proceeds are payable subject to our receipt of Due Proof of Death of the Insured.  If the Insured dies within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds plus interest, if applicable.
If this Policy is surrendered before the Insured’s death, the Proceeds payable upon surrender will be the Cash Value.
The Proceeds payable under this Policy are subject to the adjustments described in the following provisions:
a.	“Misstatement of Age or Sex”;
b.	“Incontestability”;
c.	“Suicide”;
d.	“Effect of Withdrawals on Accumulation Value and Life Insurance Amount”;
e.	“Grace Period”;
f.	“Debt”; and
g.	“Premium Refund at Death”.
We may require return of this Policy when Death Benefit Proceeds are paid.  Proceeds will be paid in a lump sum unless you choose a settlement option we make available.
Effect of Riders on Policy Provisions
Effect of Riders on Policy Provisions   If any Riders are attached to and made part of this Policy, Policy provisions and definitions may be impacted, including those concerning premiums and Policy values.  READ YOUR POLICY AND RIDERS CAREFULLY.

Settlement Options
Payment  When the Insured dies while this Policy is In Force, Death Benefit Proceeds will be paid in a lump sum unless you elect to receive Death Benefit Proceeds under a settlement option.  Any settlement option benefits at the time of their commencement will not be less than those that would be provided by the application of Death Benefit Proceeds to purchase a single consideration immediate annuity contract at the purchase rates offered by us at the time to annuitants with the same issue age and sex, if applicable, whether the annuity benefits are payable in fixed or variable amounts or both.  All or part of the Death Benefit Proceeds may be applied under one or more of the settlement options shown below.  The rights to elect and receive payments under a settlement option are subject to the conditions stated in this provision.
You may make, change or revoke an Election at any time prior to the Insured’s death.  Following the Insured’s death, a Beneficiary may elect an option if you have not elected one or if Death Benefit Proceeds are payable in one sum.  A Beneficiary will always have the option to elect to receive a lump sum payment, but otherwise may make a change in payment under a settlement option you elect only if you provided for it in your Election.
A change of Beneficiary automatically cancels a previous Election of a settlement option.
If this Policy is assigned, the assignee's portion of Death Benefit Proceeds will be paid in one sum.  Any balance of Death Benefit Proceeds may be applied under a settlement option.
The amount applied under an option for the benefit of any Beneficiary must be at least $2,500.  The amount of each payment under an option must be at least $25.00.
If Death Benefit Proceeds are payable to an executor, administrator, trustee, corporation, partnership or association, payment will be in one sum unless we agree to payment under a settlement option.
Options
1.	Income for a Fixed Period Monthly installments will be paid for a period agreed upon.
2.	Life Income Monthly installments will be paid as elected under a., b., or c.:
a.	Life Only Installments will be paid for as long as the payee lives.
b.	Guaranteed Period Installments will be paid during the guaranteed period. After that, installments will be paid for as long as the payee lives.
c.	Installment Refund Installments will be paid until the sum of payments equals all Death Benefit Proceeds retained. After that, installments will be paid for as long as the payee lives.
The amount of each installment is determined by the payee’s age nearest birthday when payments begin.
3.	Income of Fixed Amount Monthly installments will be paid in an amount agreed upon until Death Benefit Proceeds and interest are exhausted.
4.
Annuity Settlement Option   Instead of any other settlement option, the Death Benefit Proceeds may be used to provide an income which will not be less than the income provided by our Single Premium Immediate Annuity rates and rules in effect on the date the Death Benefit Proceeds are payable.  The amount of each installment will be adjusted to make it payable at the beginning of the payment period.

The amount of each installment based on our Single Premium Immediate Annuity is determined by the payee’s age nearest birthday when installments begin.
Guaranteed Basis of Calculation for Payment Option Installments:
Option 1 and 3: 1.00% interest compounded annually.
Option 2:	1.00% interest compounded annually and the Annuity 2000 Mortality Table projected to 2030 and then generational mortality improvement applied using projection scale G.
When Installment Payments Begin   Payments are made at the beginning of each payment period.  Payments periods begin on the date Death Benefit Proceeds become due and payable.
Guaranteed and Excess Interest   Payments are calculated at the Guaranteed Basis of Calculation for Payment Option Installments shown above.  When we declare more than that rate, the excess will be paid as part of each payment under Options 1 and 3 and under Option 2 for the Guaranteed Period and Installment Refund.

Claims of Creditors   The Death Benefit Proceeds and any income payments under this Policy will be exempt from the claims of creditors to the extent permitted by law.
Other Conditions and Provisions   Before payments begin under a settlement option, this Policy must be exchanged for a supplementary contract expressing the terms of settlement.
Unless otherwise provided in the supplementary contract, the present value of any payments due after the death of the last surviving payee will be paid to the payee’s estate.
Any Debt will decrease the amount placed under a settlement option unless the Debt is paid before installment payments begin.

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The Lincoln National Life Insurance Company

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY
Death Benefit Proceeds are payable upon the death of the Insured while this Policy is In Force.  Investment results are reflected in Policy benefits.  The Cash Value is payable upon surrender of this Policy.  Flexible premiums are payable to the earlier of the Insured’s Attained Age 121 or the Insured’s death. The Death Benefit Option may be changed and may result in change(s) to the Life Insurance Amount.  This Policy includes an Overloan Protection Feature.  Planned Premium Amount and additional Riders and/or benefits are shown in the Policy Specifications.  This Policy is non-participating; it is not eligible for dividends.